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              BlackRock Municipal Income Investment Quality Trust
                              File No. 811-21180
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock Municipal Income Investment Quality Trust's (the "Fund") Amendment
                                                               ----
to Statement of Preferences of Variable Rate Muni Term Preferred Shares dated April 13, 2016 and filed with the Fund's books and records.

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                                                                Exhibit 77Q1(a)

              BLACKROCK MUNICIPAL INCOME INVESTMENT QUALITY TRUST

                                 AMENDMENT TO
                          STATEMENT OF PREFERENCES OF
           VARIABLE RATE MUNI TERM PREFERRED SHARES ("VMTP SHARES")
                            DATED DECEMBER 15, 2011
                       (THE "STATEMENT OF PREFERENCES")

   The undersigned officer of BlackRock Municipal Income Investment Quality Trust (the "Trust"), a Delaware statutory trust, hereby certifies as follows:

   1. The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences) of the VMTP Shares required under
Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows:

   The Statement of Preferences of the Trust is hereby amended by deleting Appendix A to the Statement of Preferences and replacing it with the Appendix A attached hereto.

   2. Except as amended hereby, the Statement of Preferences remains in full force and effect.

   3. An original copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

                           [SIGNATURE PAGE FOLLOWS]

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   IN WITNESS WHEREOF, BlackRock Municipal Income Investment Quality Trust, has
caused these presents to be signed as of April 13, 2016 in its name and on its behalf by its Vice President and attested by its Secretary. Said officers of the Trust have executed this amendment as officers and not individually, and the obligations and rights set forth in this amendment are not binding upon any such officers, or the trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

                                             BLACKROCK MUNICIPAL INCOME
                                             INVESTMENT QUALITY TRUST

                                             By:  /s/ Jonathan Diorio
                                                  ------------------------------
                                                  Name: Jonathan Diorio
                                                  Title:   Vice President

ATTEST:

/s/ Janey Ahn
--------------------------
Name: Janey Ahn
Title:   Secretary

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                                                                     APPENDIX A

                                ELIGIBLE ASSETS

On the Date of Original Issue and at all times thereafter that the VMTP Preferred Shares are Outstanding:

1. "Eligible Assets" are defined to consist only of assets that conform to the following requirements as of the time of investment:

    A. Debt obligations. The following debt obligations which are not in payment default at the time of investment:

       i. "Municipal securities," defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof. The purchase of any municipal security will be based upon the Investment Adviser's assessment of an asset's relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Trust's portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

       ii.   Debt obligations of the United States.

       iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

       iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under
             Section 9 of the National Capital Transportation Act of 1969.

       v.    Debt obligations of the Federal Home Loan Banks.

       vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

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       vii.  Debt obligations which are or ever have been sold by the Federal
             Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

       viii. Debt obligations of any agency named in 12 U.S.C. (S) 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank's own account, including qualified Canadian government obligations.

       ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO, and which have been determined by the Trust, based on the Trust's internal credit due diligence, to be securities where the issuer has adequate capacity to meet financial commitments under the security for the projected life of the security such that the lack of default on the security such that the risk of default on the security is low, and the full and timely repayment of principal and interest is expected, and that are "marketable". For these purposes, an obligation is "marketable" if:

             .  it is registered under the Securities Act;

             . it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

             . it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

       x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

An asset shall not fail to qualify as an Eligible Asset solely by virtue of the fact that:

             . it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

             .  it is for long-term or short-term financing purposes.

    B. Derivatives

       i.    Interest rate derivatives; or

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       ii.   Swaps, credit default swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets.

    C. Other Assets

       i. (A) Shares of other investment companies registered under Section 8 of the Investment Company Act of 1940 (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser's assessment of the assets of each such investment company taking into account the investment company's most recent publicly available schedule of investments and publicly disclosed investment policies.

             (B) Notwithstanding Paragraph C.i.(A) above, the Trust shall be permitted, subject to Applicable Law, to invest up to five percent (5%) of the Trust's Managed Assets as of the time of investment in securities issued by a money-market fund (each, an "Eligible Money-Market Fund") that is (a) registered under the Investment Company Act of 1940, and (b) affiliated with the Investment Adviser; provided that if the Investment Advisor represents that the Eligible Money-Market Fund meets the requirements of Paragraph C.i.(A) above, the amount of such Managed Assets invested in any such Eligible Money-Market Fund meeting the requirements of Paragraph C.i.(A) above shall be excluded from the foregoing five percent (5%) limitation.

       ii.   Cash.

       iii.  Repurchase agreements on assets described in A above.

       iv. Taxable fixed-income securities issued by an issuer described in Paragraph 1(A) (a "Permitted Issuer") that are not in default at the time of acquisition, acquired for the purpose of influencing control over such Permitted Issuer or creditor group of municipal bonds of such Permitted Issuer (a) the Trust already owns and (b) which have deteriorated or are expected shortly to deteriorate, with the expectation that such investment should enable the Trust to better maximize the value of its existing investment in such issuer, provided that the taxable fixed-income securities of such issuer so acquired do not constitute more than 0.5% of the Trust's Managed Assets as of the time of investment.

2. At any time that VMTP Preferred Shares are outstanding, for any investment company the securities of which are held by the Trust, the Trust will provide or make available the following information to the Holders within 10 days after the public quarterly release of such information and on the Date of Original Issue (for the reporting period having ended most recently prior to the closing):

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       i.    the identity of the investment company and the CUSIP Number, the number of shares owned, as of the end of the prior quarter, and the percentage of the investment company's equity represented by the Trust's investment, as of the end of the prior quarter;

       ii. other than in the case of an investment in an Eligible Money-Market Fund, a representation that each such investment company invests solely in "Eligible Assets," which representation may be based upon the affirmative representation of the underlying investment company's investment adviser; and

       iii. other than in the case of an investment in an Eligible Money-Market Fund, the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.